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                                                                   EXHIBIT 99.1

ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575                                                     NEWS RELEASE
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Contact:    William R. Council, III
            Chief Executive Officer


                         ADVOCAT REFINANCES CERTAIN DEBT

FRANKLIN, Tenn. - (April 29, 2005) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that it executed an agreement to refinance debt related to its nursing home property in Hartford, Alabama.

         "The new financing agreement provides $3.7 million in financing with a three-year term," stated William R. Council, III, Chief Executive Officer of Advocat Inc. "We are pleased to have reached this agreement with a major commercial finance company."

         The financing will replace bank debt that matured in February 2005 and had been subject to annual maturities. The new debt bears interest based on LIBOR plus 4%, and is payable in monthly installments based on a twenty-five year amortization, with a final balloon payment in 2008.


         Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

         Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc